Testing the Waters Materials Related to Series #HOBBIT

From the Rally App:

#HOBBIT

J.R.R. TOLKIEN: THE HOBBIT (1ST ED.)

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $80,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

OPINIONS DETAILS GALLERY LEGAL

ASSET SPECIFICATIONS

Title	The Hobbit
Author	J.R.R. Tolkien
Publisher	George Allen & Unwin Ltd.
Publication Year	1937
Edition	First Edition
Condition	Fine (Book)
Condition	Near Fine (Dustjacket)
Rarity	1 of 1,500 (1st Edition)

DESCRIPTION OF SERIES 1937 THE HOBBIT

Investment Overview

•Upon completion of the Series #HOBBIT Offering, Series #HOBBIT will purchase a 1937 First Edition copy of The Hobbit by J.R.R. Tolkien for Series #HOBBIT (The “Series 1937 The Hobbit” or the “Underlying Asset” with respect to Series #HOBBIT, as applicable), the specifications of which are set forth below.

•J.R.R. Tolkien was a British writer known for his fantasy novels such as The Hobbit and the Lord of the Rings.

•The Hobbit is the first novel written by J.R.R. Tolkien and prologue to the Lord of the Rings trilogy.

•The Underlying Asset is a 1937 First Edition copy of The Hobbit by J.R.R. Tolkien.

Asset Description

Overview & Authentication

•J.R.R. Tolkien was born on January 3, 1892, in Bloemfontein, South Africa. At the age of 4, Tolkien moved with his mother to Birmingham, England.

•Tolkien’s father had died in South Africa and his mother died shortly after moving to Birmingham, leaving him and his brother orphaned and in the care of a Catholic priest. Tolkien had been a devout Catholic since his mother had converted to Roman Catholicism in 1900.

•Tolkien graduated from Exeter College, Oxford, with his M.A. in 1919.

•Tolkien served in World War I, followed by a stint working for The Oxford English Dictionary.

•For decades, Tolkien taught English language and literature with a focus on Old and Middle English at the University of Leeds and the Oxford.

•During his career, Tolkien completed “few but influential” papers, including a translation of Beowulf which was published after his death.

•Tolkien often wrote fantasy stories, creating an entirely new, and often dark, world within his writing. Tolkien would entertain his children with more lighthearted stories, one of which would eventually become The Hobbit. The fantasy story is about a creature called a “hobbit” named Bilbo Baggins and his adventure reclaiming treasure from a dragon.

•During his journey, Bilbo Baggins happens finds a magical ring — which would become a central component in Tolkien’s Lord of the Ring trilogy.

•The Hobbit was published in September 1937, accompanied by Tolkien’s own illustrations.

•The Hobbit was adapted into a film divided into three parts. The first was released in December 2012, the second in December 2013, and the third in December 2014. The three releases grossed a cumulative box office total that exceeded $800 million.

•The Hobbit has sold over 100 million copies. It is one of the top-selling novels of the 20th century.

•Lord of the Rings: The Fellowship of the Ring was published in July 1954, kicking off the trilogy that would launch Tolkien to fame.

•Tolkien died on September 2, 1973.

•The Underlying Asset is accompanied by a signed letter of authenticity from Darren Sutherland, a New York-based rare book specialist.

Notable Features

•The Underlying Asset is a 1937 First Edition copy of The Hobbit by J.R.R. Tolkien.

•The Underlying Asset is 1 of 1,500 First Edition copies of The Hobbit.

•The Underlying Asset comes with its first state dust jacket, original pictorial cloth, map endpapers, and pictorial dust jacket.

•The Underlying Asset is housed in a custom quarter morocco clamshell box.

Notable Defects

•The Underlying Asset exhibits mild sunning to its cloth.

•The Underlying Asset has been undergone restoration to the edges and folds of its jacket, as well as two small areas of the spine panel.

•The Underlying Asset has had the lower corner of its front flap replaced where price was clipped.

Details

Series 1937 The Hobbit
Title	The Hobbit
Author	J.R.R. Tolkien
Publisher	George Allen & Unwin Ltd.
Publication Date	1937
Edition	First Edition
Condition	Fine (Book)
Condition	Near Fine (Dustjacket)

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1937 The Hobbit going forward.

Darren Sutherland
[redacted]
desuth@gmail.com

Authentication:

Tolkien, J.R.R. *The Hobbit*. London: George Allen & Unwin Ltd., 1937. First edition, First impression.

On October 19, 2021, I inspected the above book, and to the best of my professional knowledge, the book represents an authentic copy of J.R.R. Tolkien's *Hobbit*, as issued, and as described above.

Attested and signed, dated October 19, 2021,

x

Darren Sutherland

Qualifications: Darren Sutherland has 25 years experience in the business of rare and antiquarian books, most recently with 10 years as the manager of the Strand Rare Book Room in New York, and 3 years as a specialist in rare books and manuscripts at Bonhams, performing numerous, and regular appraisals throughout.

#HOBBIT | $80K

COMPARABLE ASSET VALUE

ASSET VALUE

+6232.1%

TRANSACTIONS

19

HOBBIT
by
J.R.R. Tolkien

#HOBBIT | *Visuals*

Tolkien drew all of the artwork for the First Edition of The Hobbit himself.

LAUNCH GALLERY ›

#HOBBIT | *Timeline*

Jan. 1892 J.R.R. Tolkien is born in Bloemfontein, South Africa.

Jan. 1896 After his father's death, Tolkien moves with his mother to Birmingham, England.

Jan. 1919 Having lost his mother shortly after moving to England, Tolkien spends much of his childhood in the care of a Catholic priest. After graduating from Exeter College, Tolkien joins the war effort, eventually landing upon a job teaching English and literature at Oxford.

Sep. 1937 Inspired by stories Tolkien created to entertain his children, The Hobbit is released. #HOBBIT is printed.